CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated November 6, 1998 and November 16, 1998, and to all references to our Firm included in or made a part of this Registration Statement on Form N-1A of the Liberty-Stein Roe Funds Investment Trust (comprising the Stein Roe Growth & Income Fund, Stein Roe Balanced Fund, Stein Roe Growth Stock Fund, Stein Roe Special Fund(now Stein Roe Disciplined Stock Fund), Stein Roe Young Investor Fund, Stein Roe Capital Opportunities Fund, Stein Roe Large Company Focus Fund, Stein Roe International Fund and Stein Roe Growth Opportunities Fund (now Stein Roe Midcap Growth
Fund)).


ARTHUR ANDERSEN LLP


Chicago, Illinois
January 25, 2000